Exhibit 10.21

Portions of this exhibit marked [*] are requested to be treated confidentially.

PRIVATE & CONFIDENTIAL

This Agreement is made and effective this May 1, 2008 (the “Effective Date”) by and between:

Stichting Antoni van Leeuwenhoek Ziekenhuis whose registered office is at Plesmanlaan 121, 1066 CX Amsterdam, The Netherlands, legally represented by S. Rodenhuis (“AVL”), and Adherex Technologies Inc. with an office at 4620 Creekstone Drive, Suite 200, Durham, NC 27703 USA, legally represented by Dr. William P. Peters (“Adherex”).

PREAMBLE

A.	AVL has previously generated data in connection with the performance of a study with sodium thiosulfate (“STS”) entitled “Ototoxicity in a Randomized Phase III Trial of Intra-Arterial Compared With Intravenous Cisplatin Chemoradiation in Patients with Locally Advanced Head and Neck Cancer” (as published by CL Zuur et al. J Clin Oncol 2007; 25(24):3759-65) (the “Published Data”);

B.	AVL is planning further research with STS under the project identified in Schedule 1 (the “Follow-up Study”) in which related four-year ototoxicity status, disease status and survival data from the above Phase III trial is expected to be generated (collectively with the Published Data, the “Licensed Data”);

C.	Adherex is desirous of obtaining a worldwide, exclusive license to the Licensed Data for purposes of submissions to regulatory agencies worldwide;

D.	AVL is willing to grant such an exclusive license on the terms and conditions herein specified;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, AVL and Adherex agree as follows:

4620 Creekstone Drive, Suite 200 • Durham, North Carolina • 27703

Tel: (919) 484-8484 • Fax: (919) 484-8001 • www.adherex.com

1.	Quality Assurance Audit

1.1	AVL agrees that a Quality Assurance (“QA”) auditor to be selected by Adherex will be granted reasonable access to AVL’s facilities to conduct a QA audit at Adherex’s sole expense to evaluate the suitability of the Published Data for submission to the U.S. Food and Drug Administration or other equivalent regulatory agencies worldwide (the “QA Audit”).

1.2	Adherex shall agree in good faith with Prof. dr A.J.M. Balm of AVL when the QA Audit will be performed. The QA Audit is not expected to last longer then three (3) working days.

1.3	Adherex shall not use any confidential or proprietary AVL data, know-how, or information, or any part of it, obtained as a result of the QA Audit (the “QA Results”) for any purpose other than the evaluation of whether Adherex wishes to obtain the exclusive license to use the Licensed Data hereunder, and Adherex agrees that it and its representatives, employees and agents will maintain in strict confidence all QA Results and not use such QA Results for any other purpose than the QA Audit unless and until Adherex has provided the Notice and has received a confirmation thereof from AVL as set forth in Article 1.5 below. For greater certainty, this provision will not in any way limit Adherex’s ability to refer to or use any data that have been previously published and which are in the public domain.

1.4	Adherex will ensure that the auditor selected for the QA Audit agrees to abide by the terms of confidentiality and non-use outlined in Article 1.3 above and that the QA Results will not be copied or taken from the AVL facilities unless otherwise approved in writing by AVL.

1.5	No later than [*] weeks after the completion of the QA Audit, Adherex will give AVL written notice stating whether Adherex wishes to obtain an exclusive license in accordance with the terms and conditions of this Agreement (the “Notice”). AVL shall confirm the receipt of such Notice without undue delay. The Notice shall be provided to:

NKI-AVL

Technology Transfer Office , Room DC208

Attn. Mr. J. van der Hel, legal Adviser

Plesmanlaan 121

1066 CX Amsterdam

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.	The license

2.1	Subject to receipt of the Notice under Article 1.5 above, AVL hereby grants to Adherex an exclusive, irrevocable, worldwide license, with right to transfer and sublicense, to use the Licensed Data as part, or in support, of a New Drug Application (“NDA”) with the U.S. Food and Drug Administration (“FDA”) or any equivalent regulatory filing with agencies outside of the U.S.

2.2	Notwithstanding the above license, AVL shall retain a non-exclusive royalty-free right to use the Licensed Data for internal research, teaching, or other educational or academic purposes and for publication in accordance with Article 6 below.

2.3	The parties will mutually agree on the manner, form, content and timelines upon which the Licensed Data will be transferred to Adherex, preferably in electronic format, at Adherex’s sole expense. In addition, AVL agrees to reasonably support any regulatory submission of Licensed Data and provide reasonable access and assistance at Adherex’s expense as may be necessary for future regulatory agency requests or audits.

3.	Financial consideration

3.1	In consideration for the rights granted to Adherex hereunder, Adherex agrees to pay to AVL an amount of [*] Euro as follows:

3.1.1	[*] Euro within [*] days of the Effective Date of this Agreement;

3.1.2	Subject to receipt of the Notice stating Adherex wishes to obtain an exclusive license in accordance with the terms and conditions of this Agreement:

3.1.2.1	[*] Euro within [*] days of the provision of the Notice;

3.1.2.2	[*] Euro within [*] days of the provision of the Notice; and

3.1.2.3	[*] Euro within [*] days of the provision of the Notice or within [*] days of receipt by Adherex of a final report from AVL relating to the Follow-up Study, whichever is later;

3.1.3

Subject to receipt of the Notice stating Adherex wishes to obtain an exclusive license in accordance with the terms and conditions of this Agreement, a milestone payment of [*] Euro subject to and entirely conditional upon NDA approval by the FDA, or approval of an equivalent regulatory filing in Europe

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(i.e. an MAA by EMEA), payable within [*] days of receipt by Adherex of such an approval.

3.1.4	All amounts payable to the AVL under this Agreement are exclusive of VAT (or any similar tax) which Adherex will pay, if applicable.

3.2	The amounts set forth in this Article 3 shall be paid by wire transfer in immediately available funds to the following account:

ABN-AMRO Bank

De Entrée 99

Postbus 90

1000 AB Amsterdam

The Netherlands

Payee: Stichting Antoni van Leeuwenhoek Ziekenhuis

Account no.: [*]

Iban: [*]

Swift code: [*]

Please ad reference: [*].

3.3	If Adherex fails to pay in full any sums payable under this Agreement within the period specified for payment, the amount outstanding shall bear [*]% interest per month.

4.	Confidentiality

4.1	AVL agrees that it and its representatives, employees and agents will maintain in strict confidence all information disclosed by Adherex or its representatives, employees or agents that is identified as being confidential, including without limitation any of Adherex’s worldwide regulatory or development plans, and AVL will not disclose any such information, in whole or in part, to any third parties or use such information for any purpose other than the performance of this Agreement.

5.	Liability and indemnification

5.1

Any data disclosed hereunder is understood to be experimental data collected as a result of human subjects research for which informed consent was obtained and shall be utilized by Adherex in compliance with applicable laws, including applicable privacy laws. The Licensed Data are experimental in nature and accordingly AVL makes no representation or warranty, express or implied, with

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

regard to the Licensed Data as to its quality, condition, correspondence with description, or fitness for any particular purpose.

5.2	Adherex will indemnify AVL, its investigators and employees (the “Indemnified Parties”) from and against any liability, loss or damage they may suffer as a result of claims against the Indemnified Parties arising out of this Agreement, including but not limited to claims made against any of the Indemnified Parties as a result of Adherex’ use of any of the Licensed Data. The indemnity in this clause will not apply to the extent that the claim arises as a result of the Indemnified Party’s gross negligence or willful misconduct.

6.	Publication

6.1	The parties agree that the AVL researchers, including without limitation any AVL co-authors, retain the right to publish any of the Licensed Data in accordance with accepted scientific practices; provided, however, that AVL and AVL’s co-authors, as applicable, will submit copies to Adherex of any proposed publication or other public presentation of previously unpublished data, including without limitation data to be generated pursuant to the Follow-up Study, at least thirty (30) days prior to the date of the proposed disclosure. Adherex may, by giving written notice to AVL, require AVL and AVL’s co-authors, as applicable, to delay the proposed Publication for a maximum of 30 days after receipt of the written notice if, in Adherex’s reasonable opinion, that delay is necessary in order to seek patent or similar protection for any data that are to be disclosed.

7.	General

7.1	The parties acknowledge and agree that Adherex will not by reason of this Agreement have any obligation, responsibility or other role in the future conduct or monitoring of AVL’s research activities, unless explicitly agreed in writing between the parties’ legal representatives. Adherex acknowledges that AVL may subcontract, at AVL’s sole expense, certain parts of the work to be performed under the Follow-up Study to other, non-commercial third parties. AVL shall ensure that any such work by third parties will not in any way limit or affect the rights of Adherex or the obligations of AVL hereunder and shall obtain the acceptance of the terms of this Agreement from such third parties as is necessary for this purpose.

7.2

The parties represent that they are not obligated under any pre-existing arrangement or other agreement which would affect the rights or duties of the parties under this Agreement, and the performance of this Agreement will not breach any agreement by which either party is bound, including any pre-existing rights or agreement limiting the use or disclosure of the Licensed Data as contemplated hereunder. AVL agrees not to disclose or make use of any information in the course of performing this Agreement, which AVL does not have the right to disclose.

7.3	Nothing in this Agreement will be construed to create an employer-employee relationship between any AVL representative and Adherex. Neither party will employ or use the name of the other party in any publication or promotional material or in any public distribution without the prior written consent of the other party, except as may be required by law or regulation.

7.4	This Agreement will be binding on the each of the party’s heirs, successors, executors, legal representatives, and permitted assigns and will inure to the benefit of their respective successors and assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

7.5	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by facsimile as original signatures of the parties.

7.6	This Agreement will be effective as of the Effective date. Either party may terminate this Agreement with immediate effect by giving notice to the other party if the other party is in breach of any provision of this Agreement and such breach has not been remedied within thirty (30) days after receipt of written notice specifying the breach and requiring its remedy. Adherex has the right to terminate the exclusive license granted hereunder by a three (3) month prior written notice if Adherex decides not to continue with the development of STS.

7.7	Termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.

SIGNATURES START ON THE FOLLOWING PAGE

In witness thereof, AVL and Adherex have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

Adherex Technologies Inc.

/s/ William P. Peters
Name:	William P. Peters, MD PhD
Title:	Chairman & CEO
Date:	05/01/2008

Stichting Antoni van Leeuwenhoek Ziekenhuis

/s/ S. Rodenhuis
Name:	Prof. dr. S. Rodenhuis
Title:	Clinical Director
Date:	05/13/2008

Schedule 1

Description of the Follow-up Study:

Follow-up Study will include long-term (4-year) ototoxicity status, other treatment related toxicity information, disease free and overall survival data from the study entitled “Ototoxicity in a Randomized Phase III Trial of Intra-Arterial Compared With Intravenous Cisplatin Chemoradiation in Patients with Locally Advanced Head and Neck Cancer” (as published by CL Zuur et al. J Clin Oncol 2007; 25(24):3759-65).